UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2015

FORCEFIELD ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36133	20-8584329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, Suite 212 New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (212) 672-1786

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Pursuant to a Stock Purchase Agreement dated as of April 25, 2014, by and among, Forcefield Energy Inc. (the “Registrant”) 17th Street ALD Management Corporation (“ALD”), the former stockholders of ALD (the “ALD Sellers”), and Jeffrey J. Brown, as the ALD Sellers’ representative (the “Seller Representative”), as amended pursuant to Amendment No. 1 dated as of August 13, 2014 to the Purchase Agreement (collectively, “the Agreement”), the Registrant purchased all of the issued and outstanding capital stock of ALD from the ALD Sellers. The current remaining portion of the purchase price owed by the Registrant to the ALD Sellers is $1,000,000 (plus approximately $50,000 of accrued but unpaid interest) represented by $1,000,000 aggregate principal amount of notes of the Registrant (the “Notes”), which accrues interest at the rate of 5% per annum from April 26, 2014 through the date of repayment of the Notes.  The Notes are guaranteed by the Registrant (the “Guaranty”), are secured by a priority security interest in substantially all of the assets of ALD and matured on April 27, 2015 (the “Maturity Date”).

Pursuant to a letter dated April 24, 2015 to the Registrant from legal counsel to the ALD Sellers, the ALD Sellers’ legal counsel informed the Registrant that the failure to pay all principal and accrued interest on the Notes by the Maturity Date, will result in the declaration of default by the Seller Representative under the terms of the  Notes and the Agreement, and that absent full payment of the Notes by the Maturity Date, the Seller Representative will commence collection proceedings and seek to enforce all of the Sellers’ contractual, legal and equitable rights under the Agreement, the Notes, the Guaranty and related agreements. The approximately $1,050,000 due under the Notes was not paid on the Maturity Date and the Registrant is currently evaluating its options and financing arrangements.  ALD is currently operating its business in the normal course.  A more detailed description and the accompanying documents relating to the above and related transactions is set forth in the Registrant’s Current Reports on Form 8-K filed with the SEC on April 29, 2014 and August 8, 2014.

Item 3.01 Other Events.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 30, 2015, the Registrant issued a press release disclosing that on April 30, 2015, the Registrant notified Nasdaq that it determined to voluntarily terminate the listing of its shares of common stock on the Nasdaq Capital Market (“Nasdaq”).  As a result of a number of uncertainties related to the Registrant’s current and future available cash, cash flow and operations resulting from the events disclosed in the Registrant’s Current Reports on Form 8-K filed with the SEC on April 20, 2015, April 21, 2015 and April 22, 2015 (collectively, the “Prior 8-Ks”), the Registrant made such voluntary delisting determination in order to conserve its resources and to eliminate other administrative burdens related to the Registrant’s common stock being listed on Nasdaq.

As previously disclosed by the Registrant in certain of the prior 8-Ks, the Registrant’s shares of common stock have been since April 20, 2015, subject to trading halts imposed by Nasdaq, and, thereafter by the SEC.  The Registrant cannot provide any assurances when, or if, such trading halts will be lifted. The Registrant anticipates however, that its voluntary delisting of its shares of common stock on Nasdaq in any event will become effective on approximately May 21, 2015. The Registrant will file the required Form 25 with the SEC to effectuate its voluntary termination of the listing of its common stock on Nasdaq on approximately May 11, 2015. The Company currently believes, based upon circumstances existing as of the date of this Current Report on Form 8-K, that its shares of common stock will likely eventually trade on the OTC Bulletin Board.

A copy of the press release announcing the Registrant's notification to Nasdaq of its determination to voluntarily terminate its listing of its shares of common stock on Nasdaq is filed as an exhibit with this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d)  Exhibits.

99.1	Press release dated May 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORCEFIELD ENERGY INC.

Dated: May 1, 2015	By:	/s/ David Natan
David Natan
Chief Executive Officer